Exhibit 99.1

Verde Bio Holdings, Inc. Announces Acquisition of Mineral and Royalty Interests

--Acquisition Includes Revenue Producing Interests in the Haynesville Shale of Northern Louisiana and in Marcellus Shale of West Virginia

FRISCO, TEXAS, April 08, 2021 (GLOBE NEWSWIRE) -- via NewMediaWire -- Verde Bio Holdings, Inc. (OTC: VBHI), an oil and gas investment Company, today announced that it has closed on transactions for revenue producing interests in Haynesville Shale and the Marcellus Shale.

The transactions are for $309,975 in cash and $133,000 in cash respectively. Verde is entitled to the cash flow on both properties from production attributable to the acquisition beginning on or after March 1, 2021. The two deals bring the total number of acquisitions to eleven for Verde.  Current expected combined revenue from the acquisitions is approximately $38,000 per month or more than $450,000 on an annualized basis.

The Haynesville interest being acquired covers approximately 1280 acres across Desoto and Red River Parish, Louisiana and is operated by Texas based Vine Energy. Vine is an industry leading, pure-play Haynesville natural gas company which currently operates wells on more than 227,000 net effective acres in the core of the Haynesville Basin and produces approximately one billion cubic feet per day, mainly across Sabine, DeSoto and Red River parishes in North Louisiana.

Currently there are fifteen wells producing across the Verde acreage resulting in approximately $6,500 per month in revenue to Verde. With this large acreage position, there is tremendous upside potential for new wells to be drilled as Vine is actively developing the area in the Haynesville and the Mid-Bossier Shale formations.

The Marcellus Interest being acquired is located in Ohio County, West Virginia and is operated by Southwestern Energy who is among the largest natural gas and liquids producers in the United States. Southwestern is the leading Appalachia area producer with over One Trillion cubic feet estimated in annual production. Southwestern also markets and transports their products with the majority moving to higher cost markets like the Gulf Coast. There are currently 3 large horizontal wells producing on the acquired acreage and lots of upside for new drilling.

Verde has now closed a total of eleven mineral and royalty deals including the acquisition announced in this press release. Verde has revenue producing holdings in 18 counties in eight states. The current portfolio consists of 60% oil and 40% natural gas.

Haynesville Shale highlights:

o    Natural Gas rich Haynesville Shale Mineral Interest in Desoto and Red River Parish, Louisiana operated by Vine Energy.

o    Fifteen wells currently in production across the acquired acreage producing approximately $6,500 per month in revenue.

o    Vine currently actively drilling in the area for Haynesville and Mid-Bossier Shale formations in the area which adds significant uphole potential for stacked production.

o    Currently there are 8 drilling rigs running in this area.

Marcellus Shale highlights:

o    Natural Gas rich Marcellus Shale Mineral Interests in Ohio County, West Virginia located in the active area of Marcellus.

o    Operated by best-in-class Southwestern Energy.

o    Three wells producing horizontally from the Marcellus Shale formation with revenue to Verde of approximately $1500 per month.

All assets acquired also provide Verde with the benefit of increases in commodities pricing. These assets were all bought on a basis of historically low pricing. With increasing oil and gas prices, it is possible that current revenue could also increase in the next couple of months.

Scott Cox, CEO of Verde, said, “We are delighted to close these current transactions. The fifteen wells are in the active heart of the Haynesville Shale that are just out of the decline curve with stable monthly production and with the upside of more wells to be drilled on the acreage. The Marcellus wells are in a productive area and are just out of the decline curve as well. We have great confidence in Vine as a pure-play Operator in the Haynesville as well as Southwestern in the Marcellus and we look forward to jointly benefiting as they continue to operate and develop.

“These transactions highlight our business plan of acquiring diversified mineral and royalty portfolios with the current downturn of oil and gas prices. We remain focused on executing our business plan and creating long-term value for our shareholders. Through our balanced approach of capital raising and acquisitions, we have begun to build a highly diversified portfolio of revenue producing interests and look forward to continuing to build on these through future strategic acquisitions,” Mr. Cox concluded.

About Verde Bio Holdings, Inc.

Verde Bio Holdings, Inc. (OTC: VBHI), is a growing U.S. Energy Company based in Frisco, Texas, engaged in the acquisition and management of Mineral and Royalty interests in lower risk, onshore oil and gas properties within the major oil and gas plays in the U.S. The Company’s dual-focused growth strategy relies primarily on leveraging management’s expertise to grow through the strategic acquisition of revenue producing royalty interest and strategic and opportunistic non-operated working interests.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve a high degree of risk and uncertainty, are predictions only and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, the ability to complete software development plans in a timely manner, changes in relationships with third parties, product mix sold by the Company and other factors described in the Company’s most recent periodic filings with the Securities and Exchange Commission, including its 2019 Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Contact:

Paul Knopick E & E Communications

pknopick@eandecommunications.com

940.262.3584